UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 22, 2012

ATHERONOVA INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)
2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.
Item 2.03.           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02.           Unregistered Sales of Equity Securities.

On May 22, 2012, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), effective as of May 14, 2012, with ACT Capital Partners, L.P. (“ACT”) and Amir L. Ecker (“Ecker” and together with ACT, collectively, the “Initial Purchasers”), pursuant to which, the Initial Purchasers purchased (the “Capital Raise Transaction”) from us (i) 12% Convertible Notes (the “Notes”) for an aggregate cash purchase price of $700,000.00, and (ii) Common Stock Purchase Warrants (the “Warrants”) pursuant to which the Initial Purchasers may purchase up to an aggregate of 140,000 shares of our common stock at an exercise price initially equal to the lower of (a) $0.90 per share and (b) to the extent consummated, 115% of the per share price at which shares of our common stock are sold in a Qualified Equity Financing (as such term is defined in the Purchase Agreement).  Pursuant to the Purchase Agreement, we may sell and issue to the Initial Purchasers or other purchasers (collectively, the “Purchasers”) up to an additional $300,000.00 in principal amount of the Notes in exchange for a cash purchase price.

The Notes pay 12% interest per annum with a maturity date of September 30, 2012.  No cash interest payments are required, except that accrued and unconverted interest shall be due on the maturity date and on each conversion date with respect to the principal amount being converted, provided that such interest may be added to and included with the principal amount being converted.  If there is an uncured Event of Default (as such term is defined in the Notes), the holder of each Note may declare the entire principal and accrued interest amount immediately due and payable.  The Notes may be prepaid by us at any time upon fifteen days’ prior written notice to the holders of the Notes, and the Notes may not be forced by us to be converted.  The indebtedness under the Notes was subordinated to the indebtedness under those certain 2.5% Senior Secured Convertible Notes issued by us to certain purchasers on May 13, 2010.

Each Note is convertible at any time into common stock at a specified conversion price, which will initially be equal to the lower of (a) $0.90 per share and (b) to the extent consummated, the per share price at which shares of our common stock are sold in a Qualified Equity Financing (as such term is defined in the Notes).  Immediate conversion of the Notes would result in the Initial Purchasers receiving an aggregate of approximately 777,778 shares of our common stock.

The Note conversion price and the Warrant exercise price will be subject to specified adjustments for certain changes in the numbers of outstanding shares of our common stock, including conversions or exchanges of such.

The Warrants may be exercised at any time on or prior to the close of business on the date immediately prior to the 66th month anniversary of the date on which such Warrants were issued.

Our obligations under the Notes are guaranteed by AtheroNova Operations, Inc., our wholly-owned subsidiary (“Operations”), pursuant to a Subsidiary Guarantee made by Operations in favor of the Purchasers.

Except for the Purchaser Agreement and the transactions contemplated thereby, and except as disclosed above, none of the Initial Purchasers had any material relationship with our company.

The Notes and Warrants were issued in a private placement, exempt from the Securities Act of 1993, as amended, registration requirements, to purchasers that are accredited investors.

Item 9.01                Financial Statements and Exhibits.

(a)	Financial statements of business acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits.

10.1	Securities Purchase Agreement, dated as of May 14, 2012, by and among AtheroNova Inc., ACT Capital Partners, L.P., and Amir L. Ecker.

10.2	Form of 12% Convertible Note.

10.3	Form of Common Stock Purchase Warrant.

10.4	Subsidiary Guarantee, dated as of May 14, 2012, made by AtheroNova Operations, Inc. in favor of ACT Capital Partners, L.P. and Amir L. Ecker.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: May 25, 2012	By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

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